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                           [LETTERHEAD OF KPMG LLP]

                                                        Three Embarcadero Center
                                                         San Francisco, CA 94111
                                                        Telephone (415) 951-0100


                                                                    EXHIBIT 16.1

April 9, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Symphonix Devices, Inc. and, under the date of February 14, 2001, we reported on the consolidated financial statements of Symphonix Devices, Inc. and subsidiaries as of and for the year ended December 31, 2000. On April 2, 2001, our appointment as principal accountants was terminated. We have read Symphonix Devices, Inc.'s statements included under Item 4 of its Form 8-K dated April 9, 2001, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP